Exhibit 99.1

Lifetime Brands Reports First Quarter 2009 Financial Results

First Quarter Operating Loss Before Restructuring Charges Reduced by 57%

Garden City, NY, May 7, 2009 -- Lifetime Brands, Inc. (NASDAQ: LCUT), North America’s leading resource for nationally branded kitchenware, tabletop and home décor products, today announced financial results for the quarter ended March 31, 2009.

Net sales for the three months ended March 31, 2009, totaled $90.2 million, as compared to net sales of $98.2 million for the same period in 2008. For the quarter, the Company reported a net loss of $6.0 million, or $0.50 per diluted share, compared to a net loss of $6.4 million, or $0.53 per diluted share, for the first quarter of 2008. The Company recorded tax expense of $135,000 in the 2009 period, as compared to a tax benefit of $4.9 million in the period ended March 31, 2008.

The Company’s results for the first quarter of 2009 and 2008 include pre-tax charges of $0.8 million, or $0.04 per diluted share, and $2.9 million, or $0.14 per diluted share, respectively, attributable primarily to the closing of the Company’s retail stores. The results for each of the 2009 and 2008 quarters also includes pre-tax charges of $0.6 million or $0.03 per diluted share, consisting of additional non-cash interest expense as a result of the required retrospective adoption of FASB Staff Position APB 14-1.

Net sales for the Company’s wholesale segment in the first quarter of 2009 were $83.6 million, an increase of $3.2 million, or 4.0%, compared to net sales of $80.4 million for the 2008 period. Excluding Mikasa net wholesale sales of $8.3 million, net wholesale sales were $75.3 million for the quarter ended March 31, 2009, a decrease of 6.3% compared to the 2008 period.

Net sales for the direct-to-consumer segment in the first quarter of 2009 were $6.6 million compared to $17.8 million for the 2008 period. On December 31, 2008, the Company ceased operating its retail stores. The Company’s direct-to-consumer segment now consists solely of its Pfaltzgraff® Internet website and mail order catalog and its Mikasa® Internet website, which was acquired in June 2008. On a comparable basis, excluding the net sales from the Mikasa® Internet website in 2009 and the net sales generated by the Company’s retail stores in 2008, net sales for the direct-to-consumer segment were $5.8 million in 2009 compared to $6.2 million in 2008. The decrease was primarily due to a decline in shipping revenue in 2009 as a result of a free shipping promotion.

Jeffrey Siegel, Chairman, President and Chief Executive Officer, commented, “We are pleased with our results for the three months ended March 31, 2009. Despite the challenging economic environment, the Company’s operating loss in the period was approximately $5.4 million less in 2009 than in the corresponding period in 2008. Excluding restructuring expenses, the loss from operations, was $2.5 million in the 2009 period, compared to $5.9 million in 2008, a decrease of 57%. This decrease reflects the closing of our retail stores, the consolidation of our West Coast distribution centers, and other measures we have taken to lower SG&A.

“The reported year-over-year decrease of $5.1 million in net wholesale sales after excluding net sales attributable to Mikasa primarily reflects the non-recurrence of $3.0 million of net sales to Linen ‘N Things in the 2008 first quarter and $1.0 million of net wholesale sales to certain Canadian accounts that, since May 2008, have been serviced by our alliance partner, Accent-Fairchild Group. To a lesser extent, the decrease also reflects net sales of certain products under the Mikasa® brand that otherwise would have been made under one or more of our other brands.

“Our emphasis on product design has always set Lifetime apart from our competition. We are working closely with our retail partners to create customized programs that are tailored for today’s business climate, while remaining trend-right. We also have created brand extensions, including Gourmet Basics by Mikasa™, M by Mikasa™ and Pfaltzgraff Everyday® that offer these trusted brands and outstanding design at significant values.

“Lifetime was among the largest exhibitors at the 2009 International Home + Housewares Show, where we introduced approximately 1,500 unique new products. These included our One-Hand Mandoline Slicer and Odor Absorbing Splatter Screens, which, based on initial reaction to the products, we believe have the potential to be very important for our Company.

“We believe Lifetime is well positioned for the year. In particular, we believe the current environment presents us with opportunities to expand our market share in each of our product classifications.”

First Quarter 2009 Conference Call

Lifetime has scheduled a conference call for Thursday, May 7 at 11:00 a.m. ET to discuss its first quarter 2009 results. The dial-in number for the call is (706) 679-7464. A replay of the call will also be available through Thursday, May 14, 2009 and can be accessed by dialing (706) 645-9291, conference ID #94467362. A live webcast of the call will be broadcast at the Company’s web site, www.lifetimebrands.com. For those who cannot listen to the live broadcast, an audio replay of the call will also be available on the site.

FASB Staff Position No. APB 14-1

During the first quarter of 2009, the Company adopted the provisions of Financial Accounting Standards Board Staff Position No. APB 14-1 (“FSP APB 14-1”), Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). FSP APB 14-1 specifies that issuers of such instruments must account separately for the liability and equity components in a manner that reflects the entity’s estimated non-convertible borrowing rate at the date of issuance. FSP APB 14-1 is effective for periods subsequent to December 15, 2008 and must be applied retrospectively. As a result of the adoption of FSP APB 14-1, the Company recorded additional non-cash pre-tax interest expense during the first quarter of 2009 of $0.6 million, or $0.03 per diluted share. The Company’s 2008 first quarter results were also adjusted to reflect additional non-cash pre-tax interest expense of $0.6 million, or $0.03 per diluted share. The full-year impact of the adoption of FSP APB 14-1 increased the 2008 loss to $50.5 million from $49.0 million.

Forward-Looking Statements

In this press release, the use of the words “expect,” “will,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent the Company’s current judgment about possible future events. The Company believes these judgments are reasonable, but these statements are not guarantees of any events or financial results, and actual results may differ materially due to a variety of important factors. Such factors might include, among others, the Company’s ability to comply with the requirements of its credit agreement; the availability of funding under that credit agreement; the Company’s ability to maintain adequate liquidity and financing sources and an appropriate level of debt; changes in general economic conditions which could affect customer payment practices or consumer spending; the impact of changes in general economic conditions on the Company’s customers; changes in demand for the Company’s products; shortages of and price volatility for certain commodities; significant changes in the competitive environment and the effect of competition on the Company’s markets, including on the Company’s pricing policies, financing sources and an appropriate level of debt.

Non-GAAP Financial Measures

This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release is a reconciliation of these non-GAAP financial measures to the comparable financial measures calculated in accordance with GAAP.

Lifetime Brands, Inc.

Lifetime Brands is North America’s leading resource for nationally branded kitchenware, tabletop and home décor products. The Company markets its products under many of the industry’s best known brands, including Farberware®, KitchenAid®, Pfaltzgraff®, Mikasa®, Cuisinart®, Block®, Calvin Klein®, CasaModa®, Cuisine de France®, Gorham®, Hoffritz®, International® Silver, Joseph Abboud™, Kamenstein®, Kirk Stieff®, Melannco®, Nautica®, Pedrini®, Roshco®, Sabatier®, Sasaki®, Towle® Silversmiths, Tuttle®, Wallace® and Vasconia®. Lifetime’s products are distributed through most major retailers in North America.

Contacts:

Lifetime Brands, Inc. Laurence Winoker, Chief Financial Officer 516-203-3590 investor.relations@lifetimebrands.com	Lippert/Heilshorn & Assoc. Harriet Fried, Vice President 212-838-3777 hfried@lhai.com

LIFETIME BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2009	2008
		(as adjusted)

Net sales	$90,214	$98,194

Cost of sales	58,148	59,605
Distribution expenses	11,048	13,390
Selling, general and administrative expenses	23,567	31,103
Restructuring expenses	824	2,880

Loss from operations	(3,373)	(8,784)

Interest expense	(2,873)	(2,681)

Loss before income taxes and equity in earnings of Grupo Vasconia, S.A.B.	(6,246)	(11,465)

Income tax benefit (provision)	(135)	4,851
Equity in earnings of Grupo Vasconia, S.A.B., net of taxes	422	257

NET LOSS	$(5,959)	$(6,357)

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.50)	$(0.53)

WEIGHTED AVERAGE SHARES OUTSTANDING BASIC AND DILUTED	11,990	11,966

LIFETIME BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	March 31,	December 31,
	2009	2008
	(unaudited)	(as adjusted )
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,048	$3,478
Accounts receivable, less allowances of $14,897 at 2009 and $14,651 at 2008	59,877	67,562
Inventory	131,942	141,612
Income taxes receivable	11,597	11,597
Prepaid expenses and other current assets	6,831	8,429
TOTAL CURRENT ASSETS	212,295	232,678
PROPERTY AND EQUIPMENT, net	48,199	49,908
INTANGIBLES, net	38,202	38,420
INVESTMENT IN GRUPO VASCONIA, S.A.B.	17,443	17,784
OTHER ASSETS	2,880	2,991
TOTAL ASSETS	$319,019	$341,781

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term borrowings	$79,700	$89,300
Accounts payable	23,054	24,151
Accrued expenses	29,451	35,902
Deferred income tax liabilities	403	403
Income taxes payable	133	225
TOTAL CURRENT LIABILITIES	132,741	149,981
DEFERRED RENT & OTHER LONG-TERM LIABILITIES	22,969	23,054
DEFERRED INCOME TAXES	3,539	3,373
CONVERTIBLE NOTES	68,508	67,864

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value, shares authorized: 25,000,000; shares issued and outstanding: 11,989,724 in 2009 and 2008	120	120
Paid-in capital	127,954	127,497
Accumulated deficit	(27,475)	(21,515)
Accumulated other comprehensive loss	(9,337)	(8,593)
TOTAL STOCKHOLDERS’ EQUITY	91,262	97,509
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$319,019	$341,781

LIFETIME BRANDS, INC.

Supplemental Information

Reconciliation of GAAP to Non-GAAP Operating Results

(In thousands)

(unaudited)

	Three Months Ended March 31,
	2009	2008
Reconciliation of loss from operations as reported to loss from operations as adjusted:
Loss from operations as reported	$(3,373)	$(8,784)
Add : Restructuring expenses	824	2,880
Loss from operations as adjusted	$(2,549)	$(5,904)